EXHIBIT 5.2

[Letterhead of Kutak Rock LLP]

March 16, 2015

WFB Funding, LLC

One Cabela Drive

Sidney, NE 69160

RE:	Cabela’s Credit Card Master Note Trust, Series 2015-I Asset-Backed Notes

Registration Statement on Form S-3 (Nos. 333-192577, 333-192577-01 and 333-192577-02)

Ladies and Gentlemen:

We have acted as special counsel to WFB Funding, LLC, a Nebraska limited liability company (the “LLC”), as registrant, Cabela’s Credit Card Master Note Trust (the “Issuing Entity”), as co-registrant, and Cabela’s Master Credit Card Trust (the “Master Trust”), as co-registrant, in connection with (i) the filing by the registrant and the co-registrants with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the above-captioned Registration Statement, as amended (the “Registration Statement”), registering asset-backed notes of the Issuing Entity and a Series 2004-1 Certificate (the “Series 2004-1 Certificate”), issued pursuant to the Second Amended and Restated Pooling and Servicing Agreement, dated as of December 6, 2013 (the “Pooling and Servicing Agreement”), among the LLC, as transferor, World’s Foremost Bank, as servicer (the “Servicer”), and U.S. Bank National Association, as trustee (the “Master Trust Trustee”) as supplemented by the Series 2004-1 Supplement, dated as of April 14, 2004 (as heretofore amended, restated, supplemented or otherwise modified, the “Series 2004-1 Supplement”), among the LLC, the Servicer and the Master Trust Trustee, (ii) the offering of $218,750,000 Class A-1 Fixed Rate Asset-Backed Notes, Series 2015-I and $100,000,000 Class A-2 Floating Rate Asset-Backed Notes, Series 2015-I (together, the “Underwritten Notes”), and (iii) the issuance of $30,000,000 Class B Fixed Rate Asset-Backed Notes, Series 2015-I (the “Class B Notes”), $15,937,000 Class C Fixed Rate Asset-Backed Notes, Series 2015-I (the “Class C Notes”) and $10,313,000 Class D Fixed Rate Asset-Backed Notes, Series 2015-I (the “Class D Notes” and together with the Class B Notes and the Class C Notes and the Underwritten Notes, the “Notes”) described in the Prospectus dated March 3, 2015 (the “Base Prospectus”) and the Prospectus Supplement dated March 3, 2015 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), which have been filed by the LLC pursuant to Rule 424(b) under the Act. The Notes will be issued pursuant to the Amended and Restated Master Indenture, dated as of December 6, 2013 (the “Master Indenture”), between the Issuing Entity and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”), as supplemented by an Indenture Supplement to be dated as of March 16, 2015 (the “Indenture Supplement,” and together with the Master Indenture, the “Indenture”), each between the Issuing Entity and the Indenture Trustee. The Underwritten Notes will be sold pursuant to an Underwriting Agreement, dated as of March 3, 2015 (the

“Underwriting Agreement”), between the LLC, the Issuing Entity, and RBC Capital Markets, LLC, as an underwriter and as representative of the several underwriters named therein. The Notes are secured by a beneficial interest in a pool of receivables arising under certain revolving credit card accounts. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture. This opinion letter is furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined executed copies of the Master Indenture, the Series 2004-1 Certificate, the Pooling and Servicing Agreement and the Series 2004-1 Supplement, the Transfer and Administration Agreement dated as of April 14, 2004, between Cabela’s Credit Card Master Note Trust as the issuer, the LLC as the transferor, World’s Foremost Bank as the administrator and the servicer and U.S. Bank National Association, as indenture trustee , a form of the Indenture Supplement and forms of the Notes and such other records, documents and instruments and such questions of law and fact as we have deemed necessary for the purposes of the opinions set forth below (the “Transaction Documents”). In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the legal competence and capacity of all natural persons; and (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

We have assumed that the purchase price for the Underwritten Notes will be paid to the LLC by the various underwriters named in the Prospectus and that the Transaction Documents (except with respect to the LLC, the Issuing Entity and the Master Trust) will be duly authorized by all necessary corporate and limited liability company action. In expressing our opinion, we have assumed, without independent verification, that the facts presented in the Transaction Documents are correct; the Transaction Documents constitute the legal, valid and binding obligations of all such parties (other than the LLC, the Issuing Entity and the Master Trust), enforceable against such parties in accordance with their respective terms; the factual representation of the LLC and its affiliates are correct; all parties to the Transaction Documents (other than the LLC, the Issuing Entity and the Master Trust) are validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite organizational power to enter into such Transaction Documents; and there are no other agreements or understandings, whether oral or written, among any or all of the parties that would alter the agreements set forth in the Transaction Documents.

On the basis of the foregoing examination and assumptions, and upon consideration of the applicable law, it is our opinion, as of the date hereof, that the Series 2004-1 Certificate is in due and proper form and is a legal, valid and binding obligation of the Master Trust and entitled to the benefits of the Pooling and Servicing Agreement, subject to the effects of the Master Trust’s bankruptcy, insolvency or reorganization, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally and general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealings and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefore may be brought.

We hereby consent to the filing of this opinion letter as an exhibit to a Form 8-K for incorporation in the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

We do not express any opinion herein concerning any law other than the law of the State of Nebraska with respect to instruments and agreements governed by the law of Nebraska, the law of the State of New York with respect to instruments and agreements governed by the law of New York and the federal law of the United States.

Very truly yours,

/s/ KUTAK ROCK LLP

Kutak Rock LLP